UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2010 (October 19, 2009)

WES Consulting, Inc.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-141022	59-3581576
(Commission File Number)	(IRS Employer Identification No.)

2745 Bankers Industrial Drive
Atlanta, GA 30360

(Address of principal executive offices and zip code)

(770) 246-6400
(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to our current report on Form 8-K (“Form 8-K/A”) is filed to provide a general update or discussion of developments of the registrant, WES Consulting, Inc. (the “Company”), subsequent to the original filing of the Form 8-K on October 22, 2009. The filing of this Form 8-K/A shall not be deemed an admission that the original filing, when made, included any untrue statement of material fact or omitted to state a material fact necessary to make a statement not misleading.

NOTE REGARDING WEBSITE ADDRESSES

This Current Report on Form 8-K contains references to certain website addresses. The reader is advised that that the URL’s for such websites are included in this Current Report on Form 8-K as inactive textual references only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward looking statements and information that is based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s audited financial statements for the fiscal years ended December 31, 2007 and 2008 and the related notes thereto, the unaudited financial statements for the three and six months ended June 30, 2009 and the related notes thereto, and the pro forma financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” “WES Consulting,” or “WES” refer to WES Consulting, Inc., a Florida corporation, and its subsidiaries.

Item 1.01  Entry Into a Material Definitive Agreement.

On October 19, 2009, WES entered into a Merger and Recapitalization Agreement with Liberator, Inc., a Nevada corporation (“Liberator”).  Pursuant to the agreement, Liberator merged with and into the Company, with the Company surviving as the sole remaining entity. The description of the material terms and conditions of the merger are set forth below under Item 2.01 and such description is incorporated herein by reference.

Item 2.01  Completion of Acquisition or Disposition of Assets.

MERGER

On October 19, 2009, WES entered into a Merger and Recapitalization Agreement with Liberator  Pursuant to the agreement, Liberator merged with and into the Company, with the Company surviving as the sole remaining entity. As a result of the merger, Liberator’s wholly owned subsidiary, OneUp Innovations, Inc. (“OneUp”), a Georgia corporation, became the wholly owned subsidiary of WES.  OneUp wholly owns, Foam Labs, Inc., a Georgia corporation.

As a result of the merger, each issued and outstanding share of the common stock of Liberator (the “Liberator Common Shares”) were converted, into one share of the Company’s common stock, $0.01 par value, which, after giving effect to the merger, equaled, in the aggregate, 98.4% of the total issued and outstanding common stock of the Company (the “WES Common Stock”).  Pursuant to the agreement, each issued and outstanding share of preferred stock of Liberator (the “Liberator Preferred Shares”) were to be converted into one share of the Company’s preferred stock with the provisions, rights, and designations set forth in the agreement (the “WES Preferred Stock”).  On the execution date of the agreement, the Company was not authorized to issue any preferred stock and the parties agreed that the Company will file an amendment to its Articles of Incorporation authorizing the issuance of the WES Preferred Stock, and at such time the WES Preferred Stock will be exchanged pursuant to the terms of the agreement. As of the execution date of the agreement, Liberator owned eighty-one (80.7%) percent of the issued and outstanding shares of the Company’s common stock.  Upon the consummation of the merger, the WES Common Stock owned by Liberator prior to the agreement were cancelled.

The merger transaction has been accounted for as a reverse merger, and as such the historical financial statements of Liberator are being presented herein with those of the Company.  Also, the capital structure of the Company for all periods presented herein is different from that appearing in the historical financial statements of the Company due to the recapitalization accounting.

Both the Company and Liberator provided customary representations and warranties, pre-closing covenants and closing conditions in the agreement, by which customary indemnification provisions secure any and all breaches of such representations and warranties.

BUSINESS

WES CONSULTING, INC.

The Company was incorporated in the State of Florida on February 25, 1999. Our executive offices are located at 2745 Bankers Industrial Drive, Atlanta, Georgia 30360.  Prior to the merger with Liberator, our principal business plan was to provide consulting services to companies requiring expert guidance and assistance in successfully upgrading and improving their high-volume commercial printing businesses. The primary emphasis was on global companies involved in printing telephone directories.

LIBERATOR, INC.

Liberator was incorporated in the State of Nevada on October 31, 2007 under the name “Remark Enterprises Inc.”  Since inception, Liberator was engaged in organizational efforts and obtaining initial financing. Liberator was formed as a vehicle to pursue a business combination. Liberator formed One Up Acquisition, Inc., a Georgia corporation and as a wholly owned subsidiary (the “Subsidiary”) on March 11. 2009.  On April 3, 2009, Liberator entered into a Stock Purchase and Recapitalization Agreement with OneUp Innovations, Inc., a privately held Georgia corporation (“OneUp”), and the Subsidiary.  On June 26, 2009, Liberator consummated the transactions contemplated by the agreement, as amended.  Pursuant to the agreement, the Subsidiary and OneUp merged, and all of the issued and outstanding common stock of OneUp was exchanged for an aggregate of 45,000,000 shares of the Liberator’s common stock (90% of the total issued and outstanding shares of common stock of Liberator).  In addition, all of the issued and outstanding shares of preferred stock of OneUp was exchanged for 4,300,000 shares of preferred stock of Liberator.  After the merger, OneUp became Liberator’s wholly owned subsidiary, and Liberator’s business operations were conducted through OneUp.  On July 2, 2009, Liberator changed its name to “Liberator, Inc.”

ONEUP INNOVATIONS, INC.

Founded in Atlanta, Georgia in 2000, OneUp is a provider of goods and information to customers who believe that sensual pleasure and fulfillment are essential to a well-lived and healthy life. The information that OneUp provides consists primarily of product demonstration videos that the Company shows on its websites and instructional DVD’s that the Company sells.

Established with this conviction, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, no matter the person’s shape, size or ability. Products include the original Liberator shapes and furniture, sophisticated lingerie and latex apparel, pleasure objects, as well as bath and body, bedding and home décor. Liberator is a growing consumer brand that celebrates intimacy by inspiring romantic imagination. Our primary website address is www.liberator.com.

Liberator Bedroom Adventure Gear® is a love-style brand that exists in a space where the act of love meets art and invention.  Not prurient enough to be an "adult" product, yet too sexy to be considered mainstream, we created a retail category called “lovestyle” to define ourselves in a marketplace that is rapidly gaining in popularity and acceptance.

Since we shipped our first product in 2002, Liberator has evolved into a community of dedicated employees that create, develop, make, market, advertise, promote and re-invent items and ideas that allow couples to have a fuller sexual experience of themselves and each other.

From the year ended December 2002 to the year ended December 2008, our annual revenues increased from $522,000 to $11.3 million, representing a compound annual growth rate of approximately 67%.  Our growth is the result of increased consumer awareness of our products, led by the emerging trend in society called “sexual wellness.”

We are focused on building, developing and marketing its Liberator brand of Bedroom Adventure Gear products.  Since inception, we have spent over $7 million in print advertising, building awareness of the brand primarily through magazine advertisements.  We now intend to broaden our marketing reach by advertising on selected cable television and radio channels and in newspaper ads.

In addition to the Liberator Shapes®, we also produce a line of casual foam-based furniture that we sell under the Studio OneUp brand. These products are produced as a by-product from the manufacturing of Liberator products, as we re-purpose the scrap foam created from the cutting of the Liberator cushions. The Studio OneUp products are offered directly to consumers through our web site, www.studiooneup.com, to e-Merchants under drop-ship agreements where we ship directly to their customers, and to other resellers.

We are currently housed in a 140,000 sq. ft. vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Since our first sale in May 2002, we have grown to include 112 employees, with our products being sold directly to consumers and through approximately six hundred domestic resellers and six international resellers, approximately 1,200 marketing affiliates, and several dozen independent sales consultants within the United States. Other than the six international resellers, none of our customers are subject to a written agreement or are required to purchase or sell a specific amount of our products. Marketing affiliates are companies that operate websites that market our products on their websites. These marketing affiliates direct visitor traffic to our websites by using our technology to place banners or links on their websites to our website.

Industry Background

We participate in the rapidly growing worldwide market of sexual wellness. What was once called Family Planning has evolved over the last 5 years into a new category called Sexual Wellness. All of the major retailers, pharmacies and on-line retailers have embraced this development.

Major consumer brands are rapidly entering the Sexual Wellness market, with either new products or repackaged existing products. These brands include:

K-Y Personal Lubricant (a division of $63 billion Johnson & Johnson)
Trojan Condoms (a division of $2.4 billion Church & Dwight)
Philips Electronics (a $26 billion company) recently introduced a line of personal vibrators
Durex Condoms (a $250 million division of UK-based SSL International)

We believe that the category of sexual wellness is in the early stages of consumer awareness and that it will continue to grow and gain consumer acceptance to become a major trend in society.

Our Competitive Strengths

We believe that we have the following competitive strengths that we can leverage to implement our strategy:

Leading market position. Since our first magazine advertisements appeared in 2002, we have been one of only a handful of companies that are permitted to advertise sexual wellness products in mainstream publications. Because of our upscale presentation and mainstream appeal, Liberator product advertisements have passed the approval of magazines that have never before permitted an adult product to advertise. As a result, we believe that we enjoy a somewhat exclusive franchise in this category. Because of our ability to reach mainstream consumers through print advertisements, we believe that we have established a leading market position in the category of sexual wellness products. To some degree, we believe this is evidenced by our product position on leading e-commerce websites.

Vertically integrated operations which includes product and packaging design, website design, manufacturing, and marketing capabilities. Our state-of-the-art design and production facility allows us to rapidly bring new products to market and respond quickly to changes in consumer preference, and our in-house website design capabilities allows us to create a constant stream of website content that provides our consumers with an entertainment venue, which creates a catalyst for them to revisit our website after their initial purchase.

Broad product offering. We currently manufacture approximately 1,200 products and purchases for resale an additional 400 products.

Established and diversified customer base. We have approximately 145,000 unique individual customers in addition to leading retailers and e-merchants.

Experienced executive team. We have an experienced team of corporate managers. Our founder and Chief Executive Officer, Louis Friedman, is an entrepreneur and investor whose management experience spans the past 30 years. Our Chief Financial Officer, Ronald Scott, has over 30 years of experience in accounting and financial management, with 13 years as the Chief Financial Officer for a NASDAQ-listed natural products company.

Products and Services

Products sold under the Liberator brand are our primary products.

We developed a product line of "Bedroom Adventure Gear®" which consists of six differently shaped cushions being marketed as Liberator® Shapes. Liberator Shapes are positioning props that rock, elevate and create surfaces and textures that expand the sexual repertoire and make the act of love more exciting. As human bodies come in different sizes, so do Liberator Shapes, and Liberator Shapes are available in an assortment of fabric colors and prints to add to the visual excitement. The Shapes are covered under United States Patent #6,925,669. Each of the six Liberator Shapes has a unique shape, designed to introduce to the sexual experience positions which were previously difficult to achieve. The Liberator Shapes are manufactured from structured urethane foam cut at an angle, in large cubes and in platform shapes. The urethane base is encased in a tight, fluid resistant nylon shell, helping the cushions to maintain their shape.

We have also developed a unique a line of furniture pieces, called “sex furniture”, which set the benchmark for relaxed interaction and creative sex. Three of the sex furniture pieces are made from contoured urethane foam and covered in a variety of fabrics and colors. These items are marketed as the Esse®, the Equus™, and the Freestyle™. The sex furniture line also includes products based on shredded polyurethane foam encased in a wide range of fabric types and colors and sold as the Zeppelin™, the Zeppelin™ Lounger, the Zeppelin™ Cocoon, and the Zeppelin™ Pillow.

In addition to the above Liberator products, we manufacture couture lingerie, latex garments, fetish wear and a line of boudoir bedding items that are sold under the Fascinator™ line. Beginning in mid-2006, we began importing high-quality pleasure objects and erotica from around the world. This collection now includes products for the body and mind, including erotic books, music and gifts.

Studio OneUp Products

In addition to the Liberator product line, we also produce a line of casual foam-based furniture that it sells under the Studio OneUp brand. These products are offered directly to consumers through OneUp’s web site to e-Merchants under drop-ship arrangements where we ship directly to customers and to other resellers.

Resale Products

Beginning in early fiscal 2007, we began providing contract manufacturing services to companies seeking private label specialty products made from fabric and foam. These products are typically designed by the client companies and manufactured to their specifications. This is not a material segment of our business.

Competition

The markets for the products and information offered by us are highly fragmented and are characterized by thousands of small and often undercapitalized businesses. We believe that we compete on the basis of integrity, the distinctiveness, quality and performance of our products, quality of customer service, creative presentations and brand name recognition.

We believe that the primary competitive factors in e-commerce are brand recognition, site content, ease of use, price, fulfillment speed, customer support, reliability and integrity. Our success, particularly against larger and better financed competitors, will continue to depend upon our ability to provide a compelling and satisfying shopping experience for the consumer, both on-line and at our current and future retail stores.

Strategy

As one of the few recognized brands in the sexual wellness market, our goal is to enhance revenue opportunities while improving our profitability. We plan to achieve these goals using the following strategies:

•
Expand Advertising Beyond Magazines. Since inception, 95% of our advertising expenditures have been for print advertisements in magazines. While we plan to continue and grow this effort, we also believe that we can be more successful by advertising on adult and mainstream cable television and network channels, and satellite and terrestrial radio stations.

•
Pursue Targeted Acquisitions. We believe that the sexual wellness industry is highly fragmented, with few market leaders, and we seek to pursue acquisitions that meet our values, strategic focus and economic criteria. We believe there is a significant opportunity to expand our business by acquiring and integrating companies that manufacture or market high-quality products to the sexual wellness consumer market and that, in many cases, such companies could increase their sales as a result of offering their products for sale under the Liberator brand.

•	Capitalize on the Liberator brand. We intend to extend the Liberator brand through the introduction of Liberator brand pleasure objects and consumables, like personal lubricants and massage oils.
•
Expand our Channels of Distribution. In 2008, we began licensing the Liberator brand to entrepreneurs in foreign countries and we now have six licensees in 11 European and Asian countries with a total population of 250 million. We intend to continue to add to its list of international licensees. We also believe there is a significant opportunity to open Liberator Love Artist stores in specific domestic markets like Atlanta, New York, Los Angeles and Miami. Not only will such stores increase awareness of the brand, but they will serve as regional hubs to support local networks of independent sales agents that purchase products from our stores and resell them to their friends and family members through in-home parties.

•
Expand Distribution of our Studio OneUp and TheOoh products. We have developed a unique point-of-purchase packaging system for our “bean bag” line of Studio OneUp seating. This system allows the retailer to stock a variety of bean bag colors and fabric types while maintaining minimal inventory of the foam-based filling. The foam-based filling is re-purposed scrap foam created from the manufacturing of the Liberator cushions. The foam-based filling is compressed into square capsules with a maximum weight of 25 pounds, which makes it easier for the consumer to transport the product, and it reduces the amount of shelf space required by the retailer. To purchase one of the various sizes of bean bags, consumers simply select the required size and number of compressed foam capsules that match the selected cover.

Intellectual Property

Liberator, Wedge, Ramp, Cube, Stage, Esse, Zeppelin, Jaxx, “Explore More”, “Bedroom Adventure Gear“, and the Liberator logo are subject to trademark or pending trademark applications of Liberator.

We also currently hold 28 web domain names relating to our brand.

In August 2005, we were issued a United States utility patent number US 6,925,669, “Support Cushion and System of Cushions.”

Marketing

Through advertisements in a broad range of national magazines, consumers are directed to one of our e-commerce websites to learn more about the products and place their orders.

We intend to expand its advertising efforts beyond magazines to reach broader segments of the population and increase its consumer base.

Through our in-house sales organization, we engage retailers directly and then either ships to them on a wholesale basis or provides fulfillment services by drop-shipping directly to their customers.

Through attendance at a variety of domestic and international consumer and industry trade shows, we gain valuable feedback from consumers and retailers regarding its product offering. Attendance at these trade shows also provides us with an opportunity to monitor the competitive environment and be made aware of any emerging trends in the sexual wellness industry.

Licenses

We launched our international expansion program in mid-2008 through a licensing program. Through a co-manufacturing arrangement whereby the foam is contoured locally, we have created a way for local partners to launch the brand quickly and aggressively. Each licensee has the full capability to sell directly to consumers and traditional resellers, and has made significant financial commitments to marketing the Liberator brand through country specific advertising channels which include print, television, and radio. These licensees are also empowered to interpret the brand so as to be culturally sensitive to their respective territories.

Since September 2008, issued six license agreements which cover 11 countries around the world including the UK, Germany, Netherlands, Belgium, France, Italy, Australia / New Zealand, Singapore, Indonesia, and Malaysia (with a combined population greater than 250 million residents.) There are currently five other territories under negotiation with licensees. All territories will have, if not already, a fully functional consumer website, and in some cases, our partners will develop Liberator Lovestyle retail stores.

International websites are in the process of being launched in Singapore, the United Kingdom, the Netherlands, Germany, Belgium, and Australia/New Zealand.

These international licensees are expected to eventually be successful distribution pipelines which will market the Liberator branded products, ranging from consumables and toys to shapes and furniture. Under the licensing agreements, the licensees are encouraged to open all sales channels within their territories including big box retailers, drugstores, and other retail channels. Sales to licensees consist of an initial license fee plus recurring product sales. Product sales and license fees from international licensees was less than 1% of total net sales in fiscal 2008 and less than 3% of total net sales during fiscal 2009. The international license agreements, which have a term of three to six years, appoint the companies or individuals as exclusive distributors in their respective territories (with no minimum annual purchase requirements) and require the licensees to spend specific amounts on advertising in their local markets. However, to date, these advertising requirements have not been enforced by the Company. The international license agreements may be terminated at any time upon the mutual written agreement of the parties, and upon the occurrence of any event of default, as defined in the agreements. The international license agreements are filed as exhibits to this filing.

Sales Channels

We conduct our business through two primary sales channels: Direct (consisting of our Internet websites, telephone sales, and our single retail store) and Wholesale (consisting of our stocking reseller, drop-ship, contract manufacturing and distributor accounts).

The following is a summary of our revenues for the 2007, 2008, and 2009 fiscal years:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Direct	$6,547	$6,703	$5,144
Wholesale	2,369	3,550	4,022
Other	1,218	1,498	1,095
Total Net Sales	$10,134	$11,751	$10,261

The following is a summary of our revenues for the three months ended September 30, 2009 and 2008:

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Change
(Dollars in thousands)
Direct	$1,170	$1,387	(16)%
Wholesale	$685	$951	(28)%
Other	$180	$308	(42)%
Total Net Sales	$2,035	$2,646	(23)%

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Direct

The following is a summary of our Direct business net sales and the percentage relationship to total revenues for the 2007, 2008, and 2009 fiscal years:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Internet	$5,883	$6,096	$4,536
Phone	664	607	608
Total Direct Net Sales	$6,547	$6,703	$5,144
Direct net sales as a percentage of total revenues	64.6%	57.0%	50.1%

Since inception, Liberator has sold directly to approximately 145,000 consumers, many of these consumers have ordered from the Company more than once.

Wholesale

The following is a summary of our net sales to Wholesale customers and the percentage relationship to total revenues for the 2007, 2008, and 2009 fiscal years:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Wholesale customers	$2,369	$3,550	$4,022
Percentage of total revenues	23.4%	30.2%	39.2%

At June 30, 2009, we had approximately 800 wholesale accounts, most of which are located in the United States.

Internet Website

Since 2002, our main website located at www.liberator.com has allowed our customers to purchase our merchandise over the Internet. Using a consistent standard measure, our website logged over 3.1 million visits in fiscal 2009, as compared to over 3.5 million visits in fiscal 2008, representing an 11% decrease in website visits. Internet revenues represented 88% of the Direct business in fiscal 2009, compared to 91% of the Direct business in fiscal 2008. We design and operate our websites using an in-house technical and creative staff. Our www.liberator.com website is intended to be an entertainment and educational venue where consumers can watch product demonstration videos, videos on sexual wellness topics and humorous videos on the many facets of human sexuality. In addition to our www.Liberator.com website, we also maintain the www.StudioOneUp.com website and the www.FoamLabs.com website.

In response to declining sales on our main website, in fiscal 2009 (the year ended June 30, 2009) we began an implementation project of a new e-commerce platform and a new enterprise resource planning (ERP) system. The implementation of both of these systems was substantially completed during the first quarter of fiscal 2010 (the year ended June 30, 2010).

Liberator® “Lovestyle” Store

Sex and love are inherently essential to life, but we do not believe they have been properly presented in retailing. Couples seeking products to enhance intimacy have limited choices beyond that of the local sex shop. We will present “lovestyle” and sexual adventure in an interactive environment that is couple friendly, mainstream and not faced with the zoning restrictions of adult shops.

Products offered may include:

•	Liberator Shapes, sexual furniture, playful restraints
•	Bedding – silk / satin sheets, duvets, pillows
•	Pleasure objects (imported high-end)
•	Leather products.
•	Erotic prints, books and sculptures
•	Borosilicate glass art and pleasure objects
•	Lingerie – leather, silk, latex, and high end dress-up costumes
•	Dance wear & accessories – burlesque, belly dance, strip tease plus DVD’s
•	Sensual Massage, bath and body products
•	Music, educational DVD’s, limited erotic DVD’s
•	Personal lubricants
•	Scents, fragrances and candles
•	Gift baskets
•	Instructional monthly presentations or salons

Our 3,500 square foot factory store has demonstrated the power of the Liberator brand – customers want to feel and touch Liberator products and are willing to travel to the store, return repeatedly and refer friends.

The Liberator Lovestyle Store serves as a laboratory to observe consumer reaction to new products and to evaluate price points and merchandising techniques.

We believe that our retail store concept is ready to be rolled out or licensed throughout the United States, providing an upscale experience in-sync with the mainstreaming of sexual well-being.

Government Regulation

We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations that regulate the promotion and sale of merchandise and the operation of warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Seasonality

Our business has a seasonal pattern. In the past three years, we have realized an average of approximately 28% of our annual revenues in our second quarter, which includes Christmas, and an average of approximately 29% of our revenues in the third quarter, which includes Valentine’s Day. Also, during these past three years, we have had net income in our second and third quarters and generated losses in our first and fourth quarters, although there can be no assurance that this trend will continue.

Employees and Labor Relations

As of the date of this filing, we have 112 employees. In addition, approximately 20 employees are hired on a seasonal basis to meet demand during the peak season. None of our employees are represented by a union. We have had no labor-related work stoppages and we believe our relationship with our employees is good.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at its Public Reference Room, located at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this Current Report. If any of the following risks actually occur, our business could be materially harmed.

RISKS RELATED TO OUR BUSINESS

Limited operating history and limited experience of management

We have a limited operating history upon which investors may base an evaluation of our performance.  We have experienced significant growth in sales from inception through June 30, 2008, growing at a compound annual growth rate of approximately 67%; however, there is no guarantee that we will be able to return to the rate of growth we achieved in the past.  To that point, sales decreased 13% between fiscal 2008 and fiscal 2009.  Continuation of our existence as a going concern requires us to generate sufficient cash flows to meet our obligations, to successfully market our products and to achieve a level of sales adequate to support our cost structure.  There can be no assurances that these requirements will be met.  We must be evaluated in light of the expenses, delays, uncertainties, and other difficulties frequently encountered by an unseasoned business enterprise.  The experience and ability of management are often considered the most significant factors in the success of a business.  No assurance can be given that we will achieve or maintain profitable operations in the future.

We have a history of significant operating losses and we may incur additional losses in the future.

We have historically generated significant operating losses.  As of September 30, 2009, we had an accumulated deficit of approximately $5,824,214.  We had net losses of approximately $3,754,982 for the twelve months ended June 30, 2009 and a net loss of $153,113 for the fiscal year ended June 30, 2008.  For the three months ended September 30, 2009, we had a net loss of $514,756. We expect our operating expenses will continue to increase during the next several years as a result of the promotion of our products and the expansion of our operations, including the launch of new products, the opening of one or more stand-alone retail stores and entering into acquisitions, strategic alliances and joint ventures.  If our revenue does not grow at a substantially faster rate than these expected increases in our expenses or if our operating expenses are higher than we anticipate, we may not be profitable and we may incur additional losses, which could be significant.

We must dedicate significant resources to market our products to consumers.

We plan to continue to dedicate significant resources to market our products to consumers and create awareness of the benefits of our products. Although our prior advertising campaigns have generally been successful, there is no assurance that our future marketing programs will achieve the desired results. Failure to achieve the desired success in our marketing programs may have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results may fluctuate significantly and you should not rely on them as an indication of our future results.

Our future revenues and results of operations may fluctuate significantly due to a combination of factors, many of which are outside of our control. The most important of these factors include:

•	seasonality;

•	the timing and effectiveness of our marketing programs;

•	the timing and effectiveness of capital expenditures;

•	our ability to enter into or renew marketing agreements with other sexual wellness companies; and

•	competition.

We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, our operating results will suffer. Our operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of investors.

Consumer spending on sexual wellness products and other products we sell may vary with general economic conditions. If general economic conditions deteriorate and our customers have less disposable income, consumers will likely spend less on our products and our quarterly operating results will suffer.

Our business, financial condition and results of operations may be adversely affected by unfavorable economic and market conditions.

Changes in global economic conditions could adversely affect the profitability of our business.  Economic conditions worldwide have continued to deteriorate and have contributed to slowdowns in the consumer products industry, as well as in the specific segments and markets in which we operate, resulting in reduced demand and increased price competition for our products.  If economic and market conditions in the United States or other key markets, remain unfavorable or persist, spread or deteriorate further, we may experience an adverse impact on our business, financial condition and results of operation.  In addition, the current or future tightening of credit in financial markets could result in a decrease in demand for our products. The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes, and thus a decline in general economic conditions may lead to our customers and potential new customers having less discretionary income to spend.  This could lead to a reduction in our revenue and have a material adverse effect on our operating results. Accordingly, this economic downturn in the U.S. and other countries may hurt our financial performance.  We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions and the effects they may have on our business and financial condition and results of operations. In addition, any significant increase in the cost of raw materials, utilities, wages, transportation costs and other production costs could have a material adverse effect on our business, financial condition and results of operations.

Our operating results will suffer if sales during our peak seasons do not meet our expectations.

Sales of our products are seasonal, concentrated in the fourth calendar quarter, due to the Christmas holiday, and the first calendar quarter, due to Valentine's Day. In anticipation of increased sales activity during these periods, we hire a number of temporary employees to supplement our permanent staff and we increase our inventory levels. If sales during these periods do not meet our expectations, we may not generate sufficient revenue to offset these increased costs and our operating results will suffer.

If we fail to develop and increase awareness of our brand, we will not increase or maintain our customer base or our revenues.

We must develop and increase awareness of the Liberator brand in order to expand our customer base and our revenues. In addition, we may introduce or acquire other brands in the future. We believe that the importance of brand recognition will increase as we expand our product offerings. Many of our customers may not be aware of the variety of products we offer. We intend to substantially increase our expenditures for creating and maintaining brand loyalty and raising awareness of our current and additional product offerings. However, if we fail to advertise and market our products effectively, we may not succeed in maintaining our brands, we will lose customers and our revenues will decline.

Our success in promoting and enhancing the Liberator brand will also depend on our success in providing our customers high-quality products and a high level of customer service. If our customers do not perceive our products to be of high quality, the value of the Liberator brand would be diminished, we will lose customers and our revenues will decline.

Because there are a limited number of suppliers of a key component of our products, we may suffer cost and supply difficulties if we are forced to change suppliers.

A limited number of domestic suppliers currently manufacture the microfiber fabric included in the outer shell of our main product line. This concentration in supply by two domestic manufacturers for this item subjects us to certain economic and production risks that are beyond our control.  The two suppliers are Spectro Coating Corporation and Microfibres, Inc.  To date, we have been able to purchase the required levels of microfiber fabric on an as-needed basis and we believe that these suppliers can meet our expected future demand requirements.  However, should one or both of these suppliers experience any disruptions in their businesses, we may be forced to seek out other sources of supply.  While foreign suppliers of the microfiber fabric are available, cost of goods sold and other costs may increase and order lead times may increase, in the event a change in supplier is necessitated.

We will need to successfully manage our growth for the foreseeable future.

If we experiences significant growth, this growth may place a significant strain on our managerial, operational, financial and other resources. We believe that our performance and success depends in part on our ability to manage our growth effectively. This, in turn, will require ongoing enhancement of our operating, administrative, financial and accounting systems, and the expansion of our work force and the training and management of our personnel. There can be no assurance that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support our operations. Our inability to manage our growth effectively could have a material adverse effect on our business, prospects, operating results and financial condition.

We are dependent on key personnel, whose loss may be difficult to replace.

We are highly dependent on the technical and managerial skills of our key employees, including sales, marketing, information systems, financial and executive personnel. Therefore, the success of our business is highly dependent upon our ability to retain existing employees and to identify, hire and retain additional personnel as the need arises.

Currently, we particularly depend upon the efforts and skills of Louis S. Friedman.  Mr. Friedman, one of the founders and current President and Chief Executive Officer of the Company, is the driving force behind our overall direction and our growth.  The loss of services of Mr. Friedman could materially adversely affect our business, financial condition or results of operations.  If Mr. Friedman left the Company’s employ, we might not be able to employ an equally qualified person or persons on suitable terms.

Competition for key personnel is intense and there can be no assurance that we will be able to retain existing personnel or to identify or hire additional qualified personnel as needed.  The need for such personnel is particularly important in light of the anticipated demands of future growth.  Our inability to attract, hire or retain necessary personnel could have a material adverse effect on our business, prospects, operating results and financial condition.

There are no contractual limits on compensation of our officers.

There are no contractual limitations on compensation that may become payable to officers or directors or on our ability to enter into contracts with related parties, all of which remain in the control of our Board of Directors.

We are controlled by our Chief Executive Officer, whose interests may differ from other stockholders.

Our Preferred Stock has voting rights that always exceed the voting rights of all the Common Stock holders. The Common Stock has one vote per share and the Preferred Stock has votes per share equal to the result of the total number of Common Stock outstanding times 1.01 divided by the number of Preferred Stock shares outstanding.  100% of the Preferred Stock will be owned by Louis S. Friedman, our Chairman and Chief Executive Officer.  Accordingly, Mr. Friedman will own 72.6 % of the combined voting power of the Common Stock and Preferred Stock, voting as a single class and will control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Friedman may differ from the interests of the other stockholders.

The market for our products is highly competitive, our products are not necessities and there can be no assurance that we will have sufficient resources to compete successfully.

Although we have unique and proprietary products, the market for adult products and sexual enhancements is extremely competitive and highly fragmented and we believe that competition in this market will intensify. We cannot assure that our existing competitors and potential competitors will not succeed in developing or marketing products that will be more accepted in the marketplace or render our products non-competitive. We sell products that are not required by the vast majority of the general public and, as such, sales of such items are subject to fluctuations in the economy as well as fluctuations in individual preference for sexual wellness products.  Any delay in developing, marketing and releasing new products in accordance with market demand could materially adversely affect our business, operating results and financial condition.

We believe that our ability to compete successfully will depend on a number of factors, including strong market presence directed to our ideal demographics; our pricing policies, our competitors and our suppliers; the timing of introduction of our new products and the products of our competitors; and industry and general economic trends. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

We have acquired certain copyrights and trademarks (the “Marks”) and patents and has applied for registration of certain other copyrights, patents, trademarks and service marks (collectively, the “Intellectual Property”), but there can be no assurance that our Marks and our other efforts to protect our rights in our Intellectual Property will prevent duplication or provide a competitive advantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

The loss of our main data center or other parts of our systems and network infrastructure would adversely affect our business.

Our main data center and most of our servers are located at external third-party facilities in Atlanta, Georgia. If our main data center or other parts of our systems and network infrastructure was destroyed by, or suffered significant damage from, an earthquake, fire, flood, or other similar catastrophes, or if our main data center was closed because of natural disaster or the operator having financial difficulties, our business would be adversely affected. Our casualty insurance policies may not adequately compensate us for any losses that may occur due to the occurrence of a natural disaster.

Our internet operations are subject to system failures and interruptions that could hurt our ability to provide customers’ with access to our websites, which could adversely affect our business and results of operations.

The uninterrupted performance of our computer systems is critical to the operation of our websites. Our ability to provide access to our websites and content may be disrupted by power losses, telecommunications failures or break-ins to the facilities housing our servers.  Our customers may become dissatisfied by any disruption or failure of our computer systems that interrupts our ability to provide access to our websites.  Repeated or prolonged system failures could substantially reduce the attractiveness of our websites and/or interfere with commercial transactions, negatively affecting our ability to generate revenue as approximately 60% of our revenues are derived from online sales.  Our websites must accommodate a high volume of traffic and deliver regularly updated content.  Some of our network infrastructure is not fully redundant, meaning that we do not have back-up infrastructure on site for our entire network, and our disaster recovery planning cannot account for all eventualities.  Our websites have, on occasion, experienced slow response times and network failures.  These types of occurrences in the future could cause our customers’ to perceive our websites as not functioning properly and therefore induce them to abandon our websites.  We are also subject to risks from failures in computer systems other than our own because our customers depend on their own internet service providers in order to access our websites and view our product offerings.  Our revenue could be negatively affected by outages or other difficulties customers experience in accessing our websites due to internet service providers’ system disruptions or similar failures unrelated to our systems.  Any disruption in the ability of customers to access our websites could result in fewer visitors to our websites and reduced sales, which could adversely affect our business and results of operations.  We may not carry sufficient levels of business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our websites.

In pursuing acquisitions, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on favorable or acceptable terms. Furthermore, we may face significant integration issues and may not realize the anticipated benefits of the acquisitions due to integration difficulties or other operating issues.

If appropriate opportunities become available, we may acquire businesses, products or technologies that we believe are strategically advantageous to our business. Transactions of this sort could involve numerous risks, including:

•
unforeseen operating difficulties and expenditures arising from the process of integrating any acquired business, product or technology, including related personnel, and maintaining uniform standards, controls, procedures and policies;

•	diversion of a significant amount of management’s attention from the ongoing development of our business;

•	dilution of existing stockholders’ ownership interests;

•	incurrence of additional debt;

•	exposure to additional operational risks and liabilities, including risks and liabilities arising from the operating history of any acquired businesses;

•	negative effects on reported results of operations from acquisition-related charges and amortization of acquired intangibles;

•	entry into markets and geographic areas where we have limited or no experience;

•	the potential inability to retain and motivate key employees of acquired businesses;

•	adverse effects on our relationships with suppliers and customers; and

•	adverse effects on the existing relationships of any acquired companies, including suppliers and customers.

In addition, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on favorable or acceptable terms, or at all.  Failure to effectively manage our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

The prices we charge for our products may decline over time, which would reduce our revenues and adversely affect our profitability.

As our products continue to gain consumer acceptance and attract the attention of competitors, we may experience pressure to decrease the prices for our products, which could adversely affect our revenues and gross margin.  If we are unable to sell our products at acceptable prices, or if we fail to develop and offer new products with sufficient profit margins, our revenue growth will slow and our business and financial results will suffer.

Continued imposition of tighter processing restrictions by credit card processing companies and acquiring banks would make it more difficult to generate revenue from our websites.

We rely on third parties to provide credit card processing services allowing us to accept credit card payments from the majority of our customers.  Our business could be disrupted if these companies become unwilling or unable to provide these services to us.  We are also subject to the operating rules, certification requirements and rules governing electronic funds transfers imposed by the payment card industry seeking to protect credit cards issuers, which could change or be reinterpreted to make it difficult or impossible for us to comply with such rules or requirements.  If we fail to comply, we may be subject to fines and higher transaction fees and lose our ability to accept credit card payments from our customers, and our business and operating results would be adversely affected.  Our ability to accept credit cards as a form of payment for our online products sales could also be restricted or denied for a number of other reasons, including but not limited to:

•	if we experience excessive charge backs and/or credits;

•	if we experience excessive fraud ratios;

•	if there is an adverse change in policy of the acquiring banks and/or card associations with respect to the processing of credit card charges for sexual wellness products;

•	an increase in the number of European and U.S. banks that will not accept accounts selling sexual wellness products;

•	if there is a breach of our security resulting in the theft of credit card data;

•	continued tightening of credit card association chargeback regulations in international commerce; and

•	association requirements for new technologies that consumers are less likely to use.

Our ability to keep pace with technological developments is uncertain.

Our failure to respond in a timely and effective manner to new and evolving technologies could harm our business, financial condition and operating results.

The internet industry is characterized by rapidly changing technology, evolving industry standards, changes in consumer needs and frequent new service and product introductions.  Our business, financial condition and operating results will depend, in part, on our ability to develop the technical expertise to address these rapid changes and to use leading technologies effectively.  We may experience difficulties that could delay or prevent the successful development, introduction or implementation of new features used to promote our products.

Further, if the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, our competitive position could be adversely affected, which could cause a reduction in our revenue and earnings.  Further, after incurring substantial costs, one or more of the technologies under development could become obsolete prior to its introduction.

To access technologies and provide products that are necessary for us to remain competitive, we may make future acquisitions and investments and may enter into strategic partnerships with other companies.  Such investments may require a commitment of significant capital and human and other resources.  The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative.  Arrangements with third parties can lead to contractual and other disputes and dependence on the development and delivery of necessary technology on third parties that we may not be able to control or influence.  These relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

Our business, financial condition and results of operations could be adversely affected if we fail to provide adequate security to protect our customers’ data and our systems.

Online security breaches could adversely affect our business, financial condition and results of operations.  Any well-publicized compromise of security could deter use of the internet in general or use of the internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data.  If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation.  In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our services that could require us to expend significant capital and resources to protect against or remediate these problems.

Our business is exposed to risks associated with online commerce security and credit card fraud.

Consumer concerns over the security of transactions conducted on the internet or the privacy of users may inhibit the growth of the internet and online commerce.  To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology.  Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data.  Furthermore, our servers may also be vulnerable to viruses and other attacks transmitted via the internet.  While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.  Under current credit card practices, we may be held liable for fraudulent credit card transactions and other payment disputes with customers.  A failure to control fraudulent credit card transactions adequately would adversely affect our business.

We may not be able to protect and enforce our intellectual property rights.

We believe that our marks, particularly the “Liberator,” “Wedge,” “Ramp,” “Cube,” “Stage,” “Esse,” “Zeppelin,” “Jaxx,” “Explore More,” “Bedroom Adventure Gear,” and the Liberator logo, and other proprietary rights are critical to our success, potential growth and competitive position.  Our inability or failure to protect or enforce these trademarks and other proprietary rights could materially adversely affect our business.  Accordingly, we devote substantial resources to the establishment, protection and enforcement of our trademarks and other proprietary rights.  Our actions to establish, protect and enforce our marks and other proprietary rights may not prevent imitation of our products or brands or control piracy by others or prevent others from claiming violations of their trademarks and other proprietary rights by us.  There are factors outside of our control that pose a threat to our intellectual property rights.  For example, effective intellectual property protection may not be available in every country in which our products are distributed or made available through the internet.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

Although not currently, we have in the past been subject to claims of infringement or other violations of intellectual property rights.  Intellectual property claims are generally time-consuming and expensive to litigate or settle.  To the extent that any future claims against us are successful, we may have to pay monetary damages or discontinue sales of any of our products that are found to be in violation of another party’s rights.  Successful claims against us could also result in us having to seek a license to continue sales of such products, which may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Because of the adult nature of our products, companies providing products and services on which we rely may refuse to do business with us.

Many companies that provide products and services we need are concerned that associating with a company in our industry will somehow hurt their reputation.  As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. For example, some credit card companies have declined to be affiliated with us.  This has caused us, in some cases, to seek out and establish business relationships with other providers of the services we need to operate our business.  There can be no assurance however, that we will be able to maintain our existing business relationships with the companies that currently provide us with services and products.  Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations.  We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

Workplace and other restrictions on access to the internet may limit user traffic on our websites.

Many offices, businesses, libraries and educational institutions restrict employee and student access to the internet or to certain types of websites, including websites containing sexual wellness content.  Since much of our revenue is dependent on customer traffic to our websites, an increase in these types of restrictions, or other similar policies, could harm our business, financial condition and operating results.  In addition, access to our websites outside the U.S. may be restricted by governmental authorities or internet service providers.  If these restrictions become more prevalent, our growth could be hindered.

If one or more states or countries successfully assert that we should collect sales or other taxes on the online sales of goods, our expenses will increase, resulting in lower margins.

In the United States, federal and state tax authorities are currently exploring the appropriate tax treatment of companies engaged in e-commerce and new state tax regulations may subject us to additional state sales and income taxes, which could increase our expenses and decrease our profit margins.  The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax and gross receipt tax) to e-commerce businesses such as ours and to our customers is a complex and evolving issue.  Many of the statutes and regulations that impose these taxes were established before the growth in internet technology and e-commerce.  In many cases, it is not clear how existing statutes apply to the internet or e-commerce or communications conducted over the internet.  In addition, some jurisdictions have implemented or may implement laws specifically addressing the internet or some aspect of e-commerce or communications on the internet. The application of existing or future laws could have adverse effects on our business.

Under current law, as outlined in the U.S. Supreme Court’s decision in Quill Corp. v. North Dakota, 504 U.S. 298 (1992), a seller with substantial nexus (usually defined as physical presence) in its customer’s state is required to collect state (and local) sales tax on sales arranged over the internet (or by telephone, mail order, or other means).  In contrast, an out-of-state seller without substantial nexus in the customer’s state is not required to collect the sales tax.  The U.S. federal government’s moratorium on states and other local authorities imposing new taxes on internet access or multiple or discriminatory taxes on internet commerce is scheduled to expire in October 31, 2014.  This moratorium, however, does not prohibit the possibility that U.S. Congress will be willing to grant state or local authorities the authority to require remote (out-of-state) sellers to collect sales and use taxes on interstate sales of goods over the internet.  Several proposals to that extent have been made at the U.S. federal, state and local levels (for example, the Streamlined Sales and the Use Tax initiative).  These proposals, if adopted, would likely result in our having to charge state sales tax to some or all of our customers in connection with the sale of our products, which would harm our business if the added cost deterred customers from visiting our websites and could substantially impair the growth of our e-commerce opportunities and diminish our ability to derive financial benefit from our activities.

We presently do not intend to pay cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The price of the Common Shares may be volatile.

In the event a public market does develop for the common shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results and other factors such as investor perceptions, supply and demand of the common shares, interest rates, general economic conditions, and those economic conditions specific to the industry, and developments with regard to our activities, future financial condition and management.

Our ability to generate the cash we need depends on many events beyond our control, and we may have to raise additional capital on terms unfavorable to our shareholders to pursue our business plan.

The actual amount of capital required to fund our operations and development may vary materially from our estimates.  To obtain additional funding in the future, we may have to sell assets, seek debt financing or obtain additional equity capital.  If we raise funds by selling more shares of our common stock, your ownership percentage in us will be diluted, and we may grant future investors rights superior to those of the Common Shares that you are purchasing.  If we are unable to obtain additional capital when needed, we may have to delay, modify or abandon some of our expansion plans.  This could slow our growth, negatively affect our ability to compete in the marketplace and adversely affect our financial condition.

We may incur substantial debt in the future that may impair our financial and operating flexibility.

If our business plans and cost estimates are inaccurate and our operations require additional cash or if we deviate from our current plans, we could be required to seek debt financing for particular projects or for ongoing operational needs.  This indebtedness could harm our business if we are unable to obtain additional financing on reasonable terms.  In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business.  If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings, which in turn could restrict our operating flexibility and endanger our ability to continue operations.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise cash for acquisitions.  We may also pay for interests in additional subsidiary companies by using a combination of cash and shares of our common stock or just shares of our common stock.  We may also issue securities convertible into shares of our common stock.  Any of these events may dilute shareholders’ ownership interests in our company and have an adverse impact on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.  This could also impair our ability to raise additional capital through the sale of our securities.

Our stock prices may be highly volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of early stage companies have been highly volatile.  We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies or patents;

•	failure to complete significant transactions;

•	developments or disputes concerning our patents;

•	developments in relationships with licensees;

•	variations in our quarter operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	changes in management’s or securities analysts’ estimates of our financial performance; and

•	changes in market valuations of similar companies.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

We are subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will reduce or might eliminate our profitability.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder.  To comply with these requirements, our independent registered auditors will have to review our quarterly financial statements and audit our annual financial statements.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time, because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys.  However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.  We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the trading price of our common stock, if a market ever develops, could drop significantly, or we could become subject to SEC enforcement proceedings.

As currently required under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting.  Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.  We have not yet completed our assessment of the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing, and remediation required to comply with the management certification and auditor attestation requirements.

During the course of our testing, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results would be harmed, investors could lose confidence in our reported financial information, the trading price of our common stock, if a market ever develops, could drop significantly, or we could become subject to SEC enforcement proceedings.

Because we are becoming public by means of a merger, we have no history of compliance with United States securities laws and accounting rules.

Because we are becoming public by means of a merger, we have no history of compliance with United States securities laws and accounting rules.  In order to be able to comply with United States securities laws, we recently had an initial audit of our financial statements in accordance with U.S. generally accepted auditing standards.  As the management of Liberator does not have a long term familiarity with the preparation of financial statements prepared in accordance with generally accepted accounting principles or with the preparation of periodic reports filed with the SEC, it may be more difficult for such management, when they become managers of the Company following a merger, to comply on a timely basis with SEC reporting requirements than a comparable public company.

Our Common Stock is classified as a “penny stock” as the term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of the than $5.00.  Our Common Stock will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks.  These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market.  These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock.  Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION

The following discussion and analysis of the results of operations and financial condition of WES Consulting, Inc. for the three months ended September 30, 2009 and 2008 and the fiscal years ended June 30, 2009 and 2008 should be read in conjunction with the financial statements and the notes to those financial statements that are included elsewhere in this Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements, and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

 Comparison of Three Months Ended September 30, 2009 and Three Months Ended September 30, 2008

Comparisons of selected consolidated statements of operations data as reported herein follow for the periods indicated:

Total:	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Change

Net sales:	$2,034,992	$2,645,823	(23)%
Gross profit	$658,177	$816,835	(19)%
Loss from operations	$(266,009)	$(285,340)	7%
Diluted (loss) per share	$(0.01)	$(0.01)	—

Net Sales by Channel:	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Change

Direct	$1,169,788	$1,387,227	(16)%
Wholesale	$685,363	$950,723	(28)%
Other	$179,841	$307,873	(42)%
Total Net Sales	$2,034,992	$2,645,823	(23)%

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Gross Profit by Channel:	Three Months Ended September 30, 2009	Margin %	Three Months Ended September 30, 2008	Margin %	Change

Direct	$501,884	43%	$565,234	41%	(11)%
Wholesale	$183,715	27%	$193,627	20%	(5)%
Other	$(27,422)	(15)%	$57,974	19%	(147)%
Total Gross Profit	$658,177	32%	$816,835	31%	(19)%

Net sales for the three months ended September 30, 2009 decreased from the comparable prior year period by $610,831, or 23%.  The decrease in sales was experienced in all sales channels. Direct sales (which includes product sales through our e-commerce sites, telephone orders, and through our retail store) decreased from $1,387,227 in the first quarter of fiscal 2009 to $1,169,788 in the first quarter of fiscal 2010, a decrease of approximately 16%, or $217,439.  One of the most frequent consumer discount offers during the three months ended September 30, 2009 was “free” or significantly reduced shipping and handling, which accounts for the decrease in the Other category revenue and gross profit from the prior year comparable period.  The Other category of revenue and gross profit consists primarily of shipping and handling fees and costs derived from our Direct business.  Sales to Wholesale customers had the largest decrease during the first quarter from the prior year first quarter, both in dollars and as a percentage, decreasing 28% or $265,360. Sales to wholesale customers is expected to increase during the second quarter of fiscal 2010 (the three months ended December 31, 2009) as a result of new accounts being added and as wholesale customers increase their inventory levels prior to the Christmas holiday. We attribute the overall decrease in sales to the current economic uncertainty and overall decreases in domestic consumer spending, as our products are typically a discretionary purchase.  Wholesale customers include Liberator products sold to distributors and retailers and private label items sold to other resellers. The Wholesale category also includes contract manufacturing services, which consists of specialty items that are manufactured in small quantities for certain customer, and which, to date, has not been a material part of our business.

Gross profit, derived from net sales less the cost of product sales, includes the cost of materials, direct labor, manufacturing overhead and depreciation.  Gross margin as a percentage of sales increased slightly to 32% for the three months ended September 30, 2009 from 31% in the comparable prior year period.  This is primarily the result of an increase in the proportion of higher margin Direct to consumer sales to total net sales during the quarter from the comparable prior year period. Direct to consumer sales accounted for 57% of total net sales, compared to 52% in the prior year first quarter. In addition, the gross profit margin on Direct to consumer sales increased to 43% during the three months ended September 30, 2009 from 41% in the comparable prior year period.  Gross profit on the Wholesale sales increased as a result of a price increase that was implemented during the third quarter of fiscal 2009.  The Gross profit on the Other category decreased from a positive $78,223 to a negative margin of $23,123 as a result of the “free” or reduced shipping and handling charge promotions that were offered during the first quarter of fiscal 2010.  In the current economic environment, we anticipate the need to continue to offer “free” or reduced shipping and handling to consumers as a promotional tool.

Total operating expenses for the three months ended September 30, 2009 were 45% of net sales, or $924,186, compared to 42% of net sales, or $1,102,175, for the same period in the prior year.  This 16% decrease in operating expenses was the result of lower expenses in all categories including advertising and promotion costs, other selling and marketing costs, general and administrative costs and depreciation expense.

Advertising and promotion expenses decreased by 32% (or $82,648) from $260,780 in the first quarter of fiscal 2009 to $178,132 in the first quarter of fiscal 2010.  Advertising and promotion expenses were reduced during the first quarter of fiscal 2010 as part of an on going program to improve the targeting, timing and effectiveness of advertising spending.  Other Selling and Marketing costs decreased 18% (or $53,503) from the first quarter of fiscal 2009 to the current quarter of fiscal 2010, primarily as a result of lower professional fees and graphic services cost which was partially offset by higher trade show and travel costs.

General and administrative costs decreased by 5% (or $24,657) from $460,404 in the first quarter of fiscal 2009 to $435,747 in the first quarter of fiscal 2010. This was primarily the result of lower utility costs and lower product development payroll related costs during the current year first quarter.

Other income (expense) during the first quarter increased from expense of ($61,765) in fiscal 2009 to expense of ($248,747) in fiscal 2010.  Interest (expense) and financing costs in the current quarter included $5,358 from the amortization of the debt discount on the convertible note. Expenses related to the issuance of the convertible note payable to acquire majority control of WES Consulting, Inc. during the first quarter of fiscal 2010 totaled $192,167.  This item consists of the discounted face value of the $250,000 convertible note payable to Hope Capital, which is net of the value of the embedded derivative.

No expense or benefit from income taxes was recorded in the three months ended September 30, 2009 or 2008.  We do not expect any U.S. federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

We had a net loss of $514,756, or ($0.01) per diluted share, for the three months ended September 30, 2009 compared with a net loss of $347,106, or ($0.01) per diluted share, for the three months ended September 30, 2008.

Fiscal Year ended June 30, 2009 Compared to the Fiscal Year Ended June 30, 2008

Comparisons of selected consolidated statements of operations data as reported herein follow for the periods indicated:

Total:	Year Ended June 30, 2009	Year Ended June 30, 2008	Change

Net sales:	$10,260,552	$11,750,832	(13)%
Gross profit	$3,116,444	$4,234,099	(26)%
Operating income (loss)	$(1,000,869)	$73,625	—
Diluted (loss) per share	$(0.08)	$(0.00)	—

Net Sales by Channel:	Year Ended June 30, 2009	Year Ended June 30, 2008	Change

Direct	$5,143,604	$6,703,172	(23)%
Wholesale	$4,022,127	$3,549,808	13%
Other	$1,094,821	$1,497,852	(27)%
Total Net Sales	$10,260,552	$11,750,832	(13)%

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Gross Profit by Channel:	Year Ended June 30, 2009	Margin %	Year Ended June 30, 2008	Margin %	Change

Direct	$1,896,561	37%	$2,993,815	45%	(37)%
Wholesale	$1,096,678	27%	$866,899	24%	27%
Other	$123,205	11%	$373,385	25%	(67)%
Total Gross Profit	$3,116,444	30%	$4,234,099	36%	(26)%

Net sales for the twelve months ended June 30, 2009 decreased from the comparable prior year period by $1,490,280, or 13%.  The decrease in sales is due to a decrease in consumer sales of $1,265,000. Consumer sales decreased from approximately $6.7 million in the twelve months ended June 30, 2008 to approximately $5.1 million in the twelve months ended June 30, 2009, a decrease of approximately 23%.  We attribute this decrease to the current economic uncertainty and changes in consumer spending, as our products are typically a discretionary purchase.  As a result of an increased focus on our wholesale and contract business, sales to wholesale and contract manufacturing customers increased approximately 13% from the prior year.

Gross profit, derived from net sales less the cost of product sales, includes the cost of materials, direct labor, manufacturing overhead and depreciation.  Gross margin as a percentage of sales decreased to 30% for the year ended June 30, 2009 from 36% in the prior year.  This is primarily the result of a decrease in Direct to consumer sales combined with more frequent order level and product specific discount offers for consumers.  One of the most frequent consumer discount offers during fiscal 2009 was “free” or significantly reduced shipping and handling, which accounts for the decrease in the Other category revenue and gross profit.  Gross profit on wholesale and contract manufacturing sales increased as a result of a price increase that was implemented during the third quarter of fiscal 2009.

 Total operating expenses for the year ended June 30, 2009 were 40% of net sales, or $4,117,313, compared to 35% of net sales, or $4,160,474, for the year ended June 30, 2008.  This slight decrease in operating expenses was primarily the result of lower advertising and promotion costs offset by higher sales and marketing personnel costs to support greater domestic and international wholesale distribution efforts.  Advertising and promotion expenses decreased by 18% (or $190,269) from $1,054,959 in fiscal 2008 to $864,690 in fiscal 2009.  Advertising and promotion expenses were reduced during fiscal 2009 as part of a plan to improve the targeting, timing and effectiveness of advertising spending.  Other Selling and Marketing costs increased 18% (or $181,365) from fiscal 2008 to fiscal 2009, primarily as a result of increased sales staff and related personnel costs and additional website hosting costs.

Other income (expense) increased from ($153,113) to ($2,754,113) in fiscal 2009.  Interest (expense) and financing costs in fiscal 2009 included $167,879 in additional interest expense related to the issuance of the Series A Preferred shares. This additional interest expense was recorded to bring the carrying value of the shares to their stated liquidation value.  Expenses related to the reverse acquisition during fiscal 2009 total $2,273,495.  This item consists of $285,750 for the discounted face value of the convertible note payable to Hope Capital, $4,500 for the fair market value of the warrant for 1 million shares issued to Hope Capital, $1,250,000 for the fair market value of the Company shares deemed issued to Remark shareholders, and $733,245 for the fair market value of shares issued for services in connection with the private placement that closed on June 26, 2009.  All of the expenses related to the reverse acquisition included in other income (expense) are non-cash expenses.

No expense or benefit from income taxes was recorded in the twelve months ended June 30, 2009 or 2008.  The Company does not expect any U.S. Federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

The Company had a net loss of $3,754,982, or ($0.08) per diluted share, for the twelve months ended June 30, 2009 compared with a net loss of $153,113, or $0.00 per diluted share, for the year ended March 31, 2008.

Variability of Results

The Company has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations may continue in future periods. As described in previous paragraphs, operating results have fluctuated as a result of changes in sales levels to consumers and wholesalers, competition, costs associated with new product introductions and increases in raw material costs. In addition, future operating results may fluctuate as a result of factors beyond the Company’s control such as foreign exchange fluctuation, changes in government regulations, and economic changes in the regions it operates in and sells to. A portion of our operating expenses are relatively fixed and the timing of increases in expense levels is based in large part on forecasts of future sales. Therefore, if net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by our inability to meaningfully adjust spending in certain areas, or the inability to adjust spending quickly enough, as in personnel and administrative costs, to compensate for a sales shortfall. We may also choose to reduce prices or increase spending in response to market conditions, and these decisions may have a material adverse effect on financial condition and results of operations.

Financial Condition

Cash and cash equivalents decreased $1,586,278 to $229,355 at September 30, 2009 from $1,815,633 at June 30, 2009. This decrease in cash resulted from cash used in operating activities of $1,157,996, cash used in investing  activities of $97,688, and by cash used in financing activities of $330,594, as more fully described below.

Cash used in operating activities for the three months ended September 30, 2009 represents the results of operations adjusted for non-cash depreciation ($58,749) and the non-cash deferred rent accrual reversal $4,854, and the non-cash expense related to the issuance of the convertible note payable of $192,167. Changes in operating assets and liabilities include an increase in accounts receivable of $84,873, and increase in inventory of $74,141 and an increase in prepaid expenses and other assets of $50,886.  Additional cash was used to reduce accounts payable by $581,633 during the three months ended September 30, 2009, and reduce accrued compensation and accrued expenses and interest by $33,492 and $69,631, respectively.

Cash flows used in investing activities reflects capital expenditures during the quarter ended September 30, 2009. The largest component of capital expenditures during the three months ended September 30, 2009, was our project to upgrade its e-commerce platform and ERP system. Expenditures on the e-commerce platform and ERP system, as of September 30, 2009, total approximately $344,000 and the systems were operational and in use as of September 1, 2009.

Cash flows used in financing activities are attributable to the repayment of the revolving line of credit of $171,433, repayment of the credit card cash advance of $96,326, and principal payments on notes payable and capital leases totaling $36,917.

As of September 30, 2009, our net accounts receivable increased by $84,873, or 24%, to $431,303 from $346,430 at June 30, 2009. The increase in accounts receivable is primarily the result of increased sales to certain wholesale accounts near the end of September 2009. Management believes that our accounts receivable are collectible net of the allowance for doubtful accounts of $15,178 at September 30, 2009.

Our net inventory increased by $74,141, or 11%, to $774,544 as of September 30, 2009 compared to $700,403 as of June 30, 2009. The increase reflects an increase in finished goods inventory in anticipation of increased product sales during the three months ended December 31, 2009.

Accounts payable decreased by $581,633, or 26%, to $1,666,212 as of September 30, 2009 compared to $2,247,845 as of June 30, 2009. The decrease in accounts payable was the result of our improved working capital position that resulted from the net proceeds of the private placement of Liberator, Inc.’s common stock that closed on June 26, 2009.

Liquidity and Capital Resources

At September 30, 2009, our working capital deficiency was $536,826, a decrease of $430,702 compared to the deficiency of $106,124 at June 30, 2009.  Cash and cash equivalents at September 30, 2009 totaled $229,355, a decrease of $1,586,278 from $1,815,633 at June 30, 2009.

On November 10, 2009, the Company entered into a loan agreement for a revolving line of credit with a commercial finance company that provides credit to 80% of domestic accounts receivable aged less than 90 days up to $250,000. Borrowings under the agreement bear interest at Prime rate plus six percent (9.25 percent as of November 10, 2009) plus a 2% annual facility fee and a .25% monthly collateral monitoring fee, as defined in the agreement.

Management believes anticipated cash flows generated from operations during the second and third quarter of fiscal 2010, along with current cash and cash equivalents as well as borrowing capacity under the line of credit should be sufficient to finance working capital requirements required by operations during the next twelve months. However, if product sales are less than anticipated during the three months ended December 31, 2009 and the three months ended March 31, 2010, we will need to raise additional funding in the near term to meet its working capital requirements. If we raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted.  We cannot provide assurance that additional financing will be available in the near term when needed, particularly in light of the current economic environment and adverse conditions in the financial markets, or that, if available, financing will be obtained on terms favorable to the Company or to our stockholders.  If we require additional financing in the near-term and are unable to obtain it, this will adversely affect our ability to operate as a going concern and may require the Company to substantial scale back operations or cease operations altogether.

Sufficiency of Liquidity

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company incurred a net loss of $3,754,982 and $153,113 for the years ended June 30, 2009 and 2008, respectively, and as of June 30, 2009 the Company has an accumulated deficit of $15,965 and a working capital deficit of $106,124.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

These actions include initiatives to increase gross profit margins through improved production controls and reporting. To that end, the Company recently implemented a new Enterprise Resource Planning (ERP) software system. We also plan to reduce discretionary expense levels to be better in line with current revenue levels. Furthermore, our plan of operation in the next twelve months continues a strategy for growth within our existing lines of business with an on-going focus on growing domestic sales. We estimate that the operational and strategic development plans we have identified will require approximately $2,300,000 of funding. We expect to invest approximately $500,000 for additional inventory of sexual wellness products and $1,800,000 on sales and marketing programs, primarily sexual wellness advertising in magazines and on cable television. We will also be exploring the opportunity to acquire other compatible businesses.

We plan to finance the required $2,300,000 with a combination of cash flow from operations as well as cash on hand and cash raised through equity and debt financings.

Capital Resources

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which contemplates continuation of the Company as a going concern. We incurred a net loss of $514,756 and $347,106 for the three months ended September 30, 2009 and 2008, respectively, and, as of September 30, 2009, we have an accumulated deficit of $530,722 and a working capital deficit of $536,826.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon our ability to meet our financing requirements, and the success of our future operations. Management believes that actions presently being taken to revise our operating and financial requirements provide the opportunity for the Company to continue as a going concern.

These actions include initiatives to increase gross profit margins through improved production controls and reporting. To that end, we recently implemented a new Enterprise Resource Planning (ERP) software system. We also plan to reduce discretionary expense levels to be better in line with current revenue levels. Furthermore, our plan of operation in the next twelve months continues a strategy for growth within our existing lines of business with an on-going focus on growing domestic sales. We estimate that the operational and strategic development plans we have identified will require approximately $2,300,000 of funding. We expect to invest approximately $500,000 for additional inventory of sexual wellness products and $1,800,000 on sales and marketing programs, primarily sexual wellness advertising in magazines and on cable television. We will also be exploring the opportunity to acquire other compatible businesses.

We plan to finance the required $2,300,000 with a combination of cash flow from operations as well as cash on hand and cash raised through equity and debt financings.

DESCRIPTION OF PROPERTY

We maintain our principal manufacturing and business offices at 2745 Bankers Industrial Drive, Atlanta, GA 30360, which consists of 140,000 square feet of manufacturing, warehouse and office space.  Lease payments are currently $28,595 per month and increase approximately 3% annually to a maximum of $34,358 per month in the year 2015, which is when the lease expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock by:

•	all persons who are beneficial owners of five percent (5%) or more of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 63,015,981 shares of common stock outstanding as of March 3, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 3, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Executive Officers and Directors
Common	Louis S. Friedman (1)	28,394,376		45.1%
Common	Ronald P. Scott (1)	438,456	(2)	0.7%
Common	Leslie Vogelman (1)	0		0.0%
Common	David Wirth (1)	0		0.0%

5% Shareholders
Common	Hope Capital, Inc. (4)	6,425,001	(5)	9.9%
Common	Donald Cohen (3)	13,022,127		20.6%

Common	All directors and executive officers as a group (4 persons)	28,832,833		45.8%

Executive Officers and Directors
Preferred	Louis S. Friedman (1)	4,300,000		100.0%
Preferred	Ronald P. Scott (1)	0		0.0%
Preferred	Leslie Vogelman (1)	0		0.0%
Preferred	David Wirth (1)	0		0.0%

Preferred	All directors and executive officers as a group (4 persons)	4,300,000		100.0%

(1)	This person’s address is c/o Liberator, Inc., 2745 Bankers Industrial Drive, Atlanta, GA 30360.

(2)	Includes options to purchase 438,456 shares of common stock.

(3)	This person’s address is c/o Paul M. Spizzirri, Esq., 1170 Peachtree Street NE, Suite 1200, Atlanta, GA 30309.

(4)	This person’s address is 1 Linden Place, Suite 207, Great Neck, NY 11021. Curt Kramer is the sole shareholder of Hope Capital, Inc.

(5)
Includes 1,275,000 shares of the 1,500,000 shares that are issuable upon conversion of the $375,000 convertible note payable held by Hope Capital, Inc.  Such note is convertible only to the extent that Hope Capital’s total ownership does not exceed 9.9% of the total shares issued and outstanding.  The reported amount does not include a warrant to purchase 1,000,000 shares of common stock to Hope Capital. Such warrant is exercisable at the holders option until June 26, 2014 and allows the holder to purchase shares of the Company at $.75 per share. The warrant is only exercisable to the extent that Hope Capital’s total share ownership does not exceed 9.9% of the total shares issued and outstanding. The reported amount also does not include 1,000,000 shares that are issuable upon conversion of the $250,000 convertible note payable held by Hope Capital, Inc.  Such note is convertible only to the extent that Hope Capital’s total ownership does not exceed 9.9% of the total shares issued and outstanding.

EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

DIRECTORS’ COMPENSATION

For the fiscal year ended June 30, 2009, directors did not receive any remuneration in their capacity as a director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation discussion addresses all compensation awarded to, earned by, or paid to the Company’s named executive officers which, following the consummation of the merger with Liberator, includes Liberator, Inc. (collectively, the “Named Executive Officers”.)  Set forth below is the aggregate compensation for services rendered in all capacities to Company during our fiscal years ended June 30, 2008 and 2009 by the Company’s executive officers. The table below also sets forth the compensation paid to Louis Friedman, our President, Chief Executive Officer and Chairman, and Ronald P. Scott, our Secretary, Chief Financial Officer, and Director which was paid by Liberator.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)

Louis S. Friedman (2)
President, Chief Executive	2009	78,000	—	—	—	—	—
Officer and Chairman of the Board	2008	71,500	—	—	—	—	—	71,500
Ronald P. Scott (3)
Chief Financial Officer, Secretary and	2009	128,500	—	—	—	—	—	128,500
Director	2008	101,280	—	—	866	—	—	102,146
Sanford H. Barber (4)
President, Chief Executive Officer,	2009	—	—	—	—	—	—	—
Chief Financial Officer and Director	2008	—	—	—	—	—	—	—

(1)
Awards consist of stock options granted to the Named Executive Officer in the fiscal year specified as well as prior fiscal years. Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by exercising stock options). Amounts listed in this column represent the compensation cost recognized by us for financial statement reporting purposes. These amounts have been calculated in accordance with SFAS No. 123(R).

(2)
Louis Friedman has been the Company’s Chief Executive Officer and Chairman of the Board of Directors since inception. On November 7, 2008 Mr. Friedman assumed the additional title of President from Don Cohen. Mr. Friedman’s current annual salary, effective July 1, 2009, is $150,000.

(3)
Ronald Scott joined Liberator as a part-time consultant in July 2006, serving as the Company’s Chief Financial Officer. In October, 2007 he became a full-time consultant and Chief Financial Officer and as of July 1, 2009, became a full-time employee of the Company at an annual salary of $125,000.

(4)
On July 23, 2009, Sanford Barber resigned as Chief Executive Office, Chief Financial Officer and Director and was succeeded by Joseph Meuse who also assumed the position of Secretary.  Mr. Meuse was not compensated in any capacity with the Company.  On October 19, 2009 we acquired Liberator, Inc. in a reverse acquisition structure that was structured as a share exchange and in connection with that transaction, Joseph Meuse tendered his resignation from the board and from all offices held in the Company, effective immediately.

Outstanding Equity Awards at Fiscal Year End 2009

The following table shows, for the fiscal year ended June 30, 2009, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
Equity
							Incentive	Equity
							Plan	Incentive
							Awards:	Plan Awards:
							Number of	Market or
	Number of					Market	Unearned	Payout Value
	Securities	Number of			Number of	Value of	Shares,	of Unearned
	Underlying	Securities			Shares or	Shares or	Units or	Shares, Units
	Unexercised	Underlying			Units of	Units of	Other	or Other
	Options	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	(#)	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	Unexercisable	($)	Date	(#)	($)	(#)	($)(3)

Louis S. Friedman	—	—	—	—	—	—	—	—
Ronald P. Scott	438,456	—	.228	10/1/2012	—	—	—	—
Sanford H. Barber	—	—	—	—	—	—	—	—

(1)	Options granted to the Named Executive Officers expire five years after the grant date. These options were not pursuant to a Section 16(b)(3) Plan.

 OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

None.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Following is a description of our related party transactions since July 1, 2007:

On June 30, 2008, OneUp issued a subordinated note payable to Liberator’s then majority shareholder and CEO, Louis Friedman, in the amount of $310,000 and the majority shareholder's wife, Leslie Vogelman (who was also Liberator’s Treasurer), in the amount of $395,000, which was not memorialized in writing. During fiscal 2009, Mr. Friedman loaned OneUp an additional $91,000 and Don Cohen, a then director of Liberator, loaned OneUp $29,948, each of which were also not memorialized in writing.  Interest on both loans accrued at the prime rate, and the balance is due upon the lender’s demand for payment, provided, however, that OneUp has the ability to repay.  On June 26, 2009, in connection with the merger between Liberator and OneUp, Mr. Friedman and Ms. Vogelman verbally agreed to convert $700,000 of principal balance and $132,120 of accrued but unpaid interest to 4,300,000 shares of preferred stock held in the name of Mr. Friedman.  Interest during fiscal 2009 was accrued by OneUp at the prevailing prime rate (which is currently at 3.25%) and totaled $34,647. The interest accrued on these notes for the year ended June 30, 2008 was $47,576. The accrued interest balance on these notes, as of June 30, 2009, is $8,210. The notes are subordinate to all other credit facilities currently in place and are based on verbal agreements between the lenders and OneUp. As of September 30, 2009, OneUp owed Mr. Cohen $29,948 and Ms. Vogelman $76,000, for a total amount due to related parties of $105,948.

In connection with the OneUp acquisition, Liberator issued a 3% convertible note payable to Hope Capital with a face amount of $375,000. Hope Capital was a shareholder of Liberator.  The note is convertible, at the holder’s option, into common stock at $.25 per share and may be converted at any time prior to the maturity date of August 15, 2012. Upon maturity, the issuer has the option to either repay the note plus accrued interest in cash or issue the equivalent number of shares of common stock at $.25 per share. The 3% convertible note payable is carried net of the fair market value of the embedded conversion feature of $89,250.  This amount will be amortized over the life of the note as additional interest.  Liberator also issued a warrant to Hope Capital for the purchase of 1,000,000 shares of common stock at $0.75 per share.  The warrants expire on the fifth anniversary of the issue date, which is June 26, 2009.  Pursuant to the terms of the note and warrant, Liberator was required to, promptly after the issuance of each security, register 130% of the shares of common stock underlying the note and 100% of the shares of common stock underlying the warrants. As of the date of the merger between WES and Liberator, Liberator did not file a registration statement to register such shares.  Following the merger, the obligation to register such securities are the obligations of the Company.  To date, we have not filed a registration statement to register such shares.  There are no penalties associated with a delay in satisfying such registration obligations.  Further, Hope Capital held shares of common stock of OneUp immediately prior to the acquisition, 100% of which were exchanged for 4,750,001 shares of the Company’s common stock as part of the acquisition.  Other than these securities, Hope Capital did not receive any consideration in connection with the acquisition of OneUp.

On September 2, 2009, Liberator acquired the majority of the issued and outstanding common stock of WES in accordance with a common stock purchase agreement by and among Liberator and Belmont Partners, LLC, a Virginia limited liability company (the “Seller”).  Pursuant to the terms of the purchase agreement, Liberator acquired 972,000 shares (81%) of WES from the Seller for a total of two hundred forty thousand five hundred dollars ($240,500).  Funds for the purchase came from a convertible note in the amount of $250,000 issued to Hope Capital Inc., a then shareholder of Liberator. The note bears interest at 3% annually and is due September 2, 2012. The note is convertible at any time prior to maturity, at the holders’ option, into common stock at a conversion price of $.25 per share, subject to adjustment.  In connection with the purchase, all of the officers and directors of WES resigned and were succeeded by the directors and officers of Liberator.

Liberator’s former officer and director, Lawrence Rothberg, received no consideration in connection with the acquisition of OneUp.

The lease for Liberator’s former facility, and currently the Company’s facility, required a standby letter of credit payable to the lessor in the amount of $225,000 until December 31, 2010. Upon expiration of the initial letter of credit, a letter of credit in the amount of $25,000 (in lieu of a security deposit) is required to be secured. Mr. Friedman provided this standby letter of credit on the Company’s behalf, which is not memorialized in writing.

On June 25, 2008, Mr. Friedman personally guaranteed the full and prompt payment, performance, and discharge of OneUp Innovation’s obligations to Credit Cash NJ, LLC under a Credit Card Advance Agreement entered into between OneUp Innovations and Credit Cash NJ, LLC on June 25, 2008.  To date, $350,000 was borrowed under the advance agreement on July 2, 2008, which has been fully repaid, and $200,000 was borrowed under the advance agreement on June 3, 2009.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no established market for the Company’s securities

Shareholders

As of March 19, 2010, we have approximately 67 shareholders of record of our issued and outstanding common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Pacific Stock Transfer Company. The transfer agent’s address is 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119, and their telephone number is 702-361-3033.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock. In addition, we currently have no plans to pay such dividends. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 175,000,000 shares of common stock, $0.01 par value per share, of which 63,015,981 shares are issued and outstanding as of March 19, 2010.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Preferred Stock

Pursuant to the terms of the merger agreement for the merger transaction between WES and Liberator, we are to issue 4,300,000 shares of preferred stock, no par value, to Louis Friedman.  On the closing of the merger, however, we were not authorized to issue any preferred stock, and the parties to the merger agreed that we would file an amendment to our Articles of Incorporation authorizing the issuance of the WES preferred stock with the following designation of rights:

Dividend Rights

The holders of preferred stock shall be entitled to receive dividends in such amounts and at such times as may from time to time be declared by the board of directors.  For purposes of any dividend declared on the common stock of the company, holders of the preferred stock outstanding at such time shall be entitled to receive such dividend as if their preferred stock were converted to common stock at the time such dividend was declared, at the conversion rate then in effect.

Liquidation Rights

(i)   Upon the voluntary or involuntary dissolution, liquidation, or winding up of the company, the holders of preferred stock shares then outstanding shall be entitled to receive out of the assets of the company (whether representing capital or surplus), before any payment or distribution shall be made on the common stock, or upon any other class or series of stock ranking junior to the preferred stock as to liquidation rights or dividends, $.2326 for each shares of preferred stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the preferred stock, plus any dividends declared but unpaid thereon.

(ii)  If the assets distributable on any dissolution, liquidation, or winding up of the company, whether voluntary or involuntary, shall be insufficient to permit the payment to the holders of preferred stock of the full preferential amounts attributable thereto, then the entire assets of the company shall be distributed among the holders of the preferred stock ratably, in proportion to the respective amounts the holders of such shares of preferred stock would be entitled to receive if they were paid in full all preferential amounts.

(iii) Written notice of such liquidation, dissolution, or winding up, stating a payment date or dates, the aggregate amount of all payments to be made, and the place where said sums shall be payable shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of all shareholders of the company, such notice to be addressed to each holder at his post office address as shown by the records of the company.  A consolidation or merger of the company with or into any other corporation or corporations not owned or controlled by the corporation and in which the corporation is not the surviving entity, or the sale or transfer by the corporation of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution, or winding up of the business of the company for purposes hereof.

(iv) In the event of a partial liquidation, distribution of assets shall be made so as to give effect to the foregoing provisions.  In the event some or all of the proceeds from a liquidation, dissolution, or winding up consist of property other than cash, then for purposes of making distributions, the fair value of such non-cash property shall be determined in good faith by the company’s board of directors.

Voting Rights

Each holder of record of preferred stock shall be entitled to vote at all meetings of stockholders and shall have ten (10) votes per share of preferred stock.  Except as provided herein or as required by law, holders of preferred stock shall vote together with the holders of common stock as a single class on all actions to be taken by the shareholders of the company.

Conversion Rights

(i)   The holder of shares of preferred stock shall have the right, subject to the terms and conditions set forth below, to convert each such stock into one share of fully paid and non-assessable common stock of the company as hereinafter provided.  Such conversion right shall vest and shall first be available on July 1, 2011.

(ii)  Any holder of one or more shares of preferred stock electing to convert any or all of such shares into common stock shall surrender the certificate or certificates evidencing such shares at the company’s principal offices during usual business hours and shall simultaneously with such surrender give written notice of his or its intention to convert, stating therein the number of shares of preferred stock to be converted and the name or names (with addresses) of the registered holders of the preferred stock in which the certificate or certificates for common stock shall be issued.  Each certificate evidencing such shares so surrendered shall be duly endorsed by the company by means of signatures which shall be guaranteed by either a national bank or a member of a national securities exchange.

(iii) Such conversion shall be deemed to have been made as of the date of receipt by the company of the certificate or certificates (endorsed as herein above provided) representing the shares of preferred stock to be converted and receipt by the company of written notice, as above prescribed; and after such receipt, the person entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of common stock.

(iv) As promptly as practicable after surrender and notice as herein above provided, the company shall issue and deliver, or cause to be issued and delivered, to the holder of the shares of preferred stock surrendered for conversion: (a) a certificate or certificates for the number of shares of common stock into which such preferred stock has been converted, and (b) if necessary in the case of a conversion of less than all of the shares of preferred stock held by such holder, a new certificate or certificates representing the unconverted shares of preferred stock.

(v)  Cash dividends declared but theretofore unpaid on the shares of preferred stock so converted after the record date for such dividend shall instead be paid on the shares of common stock into which such preferred stock has been converted, pro rata, at such time as cash dividends shall be paid to record holders of the common stock generally.

(vi) All shares of preferred stock at any time converted as herein provided shall be forthwith permanently retired and cancelled and shall under no circumstances be reissued.

Protective Provisions

At any time when shares of preferred stock are outstanding, the company shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or the articles of incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of preferred stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i)	liquidate, dissolve, or wind-up the business and affairs of the company, effect any deemed liquidation event described under “Liquidation Rights” above, or consent to any of the foregoing; and

(ii)	create, or authorize the creation of, or issue or obligate itself to issue shares of any additional class or series of capital stock or increase the authorized number of shares of preferred stock.

At the filing of such designation, we will issue 4,300,000 shares of our preferred stock to Mr. Friedman.

Debt Securities

We assumed the following debt securities as a result of our merger with Liberator:

On June 30, 2008, OneUp issued a subordinated note payable to Louis Friedman in the amount of $310,000 and Leslie Vogelman in the amount of $395,000, which was not memorialized in writing. During fiscal 2009, Mr. Friedman loaned OneUp an additional $91,000 and Don Cohen, a then director of Liberator, loaned OneUp $29,948, each of which were also not memorialized in writing.  Interest on both loans accrued at the prime rate, and the balance is due upon the lender’s demand for payment, provided, however, that OneUp has the ability to repay.  The notes are subordinate to all other credit facilities currently in place and are based on verbal agreements between the lenders and OneUp. As of September 30, 2009, OneUp owed Mr. Cohen $29,948 and Ms. Vogelman $76,000, for a total amount due to related parties of $105,948.

On June 24, 2009, Liberator issued a 3% convertible note payable to Hope Capital with a face amount of $375,000. The note is convertible, at the holder’s option, into common stock at $.25 per share and may be converted at any time prior to the maturity date of August 15, 2012. Upon maturity, the issuer has the option to either repay the note plus accrued interest in cash or issue the equivalent number of shares of common stock at $.25 per share.

On September 2, 2009, Liberator issued a convertible note in the amount of $250,000 to Hope Capital Inc. The note bears interest at 3% annually and is due September 2, 2012. The note is convertible at any time prior to maturity, at the holders’ option, into common stock at a conversion price of $.25 per share, subject to adjustment.

Warrants

We assumed the following warrants as a result of our merger with Liberator:

On June 26, 2009, Liberator issued a warrant to Hope Capital for the purchase of 1,000,000 shares of common stock at $0.75 per share.  The warrants expire on the fifth anniversary of the issue date, which is June 26, 2009.

On June 26, 2009, Liberator issued 1,462,393 warrants to New Castle Financial Services for services rendered by them as placement agent in Liberator’s private placement that closed on June 26, 2009. These warrants have fixed exercise prices of $.50 per share (for 292,479 warrant shares), $.75 per share (for 292,479 warrant shares), and $1.00 per share (for 877,435 warrant shares) ,and expire on the fifth anniversary of the issue date, which is June 26, 2014.

On September 2, 2009, the Company issued 250,000 warrants to Belmont Partners LLC in conjunction with the purchase of majority control of WES by Liberator, which warrants are exercisable for an aggregate 250,000 shares of common stock at a fixed price of $.25 per share. The warrants were fully vested when granted and expire on September 2, 2012.

Registration Rights

In connection with the OneUp acquisition, Liberator issued a 3% convertible note payable to Hope Capital with a face amount of $375,000 and a warrant to Hope Capital for the purchase of 1,000,000 shares of common stock at $0.75 per share.  Pursuant to the terms of the note and warrant, Liberator was required to, promptly after the issuance of each security, register 130% of the shares of common stock underlying the note and 100% of the shares of common stock underlying the warrants. As of the date of the merger between WES and Liberator, Liberator did not file a registration statement to register such shares.  Following the merger, the obligation to register such securities are the obligations of the Company.  To date, we have not filed a registration statement to register such shares.  There are no penalties associated with a delay in satisfying such registration obligations.

On June 26, 2009, Liberator issued 1,462,393 warrants to New Castle Financial Services for services rendered by them as placement agent in Liberator’s private placement that closed on June 26, 2009. These warrants have fixed exercise prices of $.50 per share (for 292,479 warrant shares), $.75 per share (for 292,479 warrant shares), and $1.00 per share (for 877,435 warrant shares) ,and expire on the fifth anniversary of the issue date, which is June 26, 2014.  Pursuant to the terms of warrant, Liberator was required to, promptly after the issuance of the warrant, register 100% of the shares of common stock underlying the warrants. As of the date of the merger between WES and Liberator, Liberator did not file a registration statement to register such shares.  Following the merger, the obligation to register such securities are the obligations of the Company.  To date, we have not filed a registration statement to register such shares.  There are no penalties associated with a delay in satisfying such registration obligations.

On June 26, 2009, Liberator issued 8,000,000 restricted shares of common stock to 37 individuals and entities pursuant to a private placement memorandum and subscription agreement in the aggregate amount of $2,000,000. Liberator was required to prepare a registration statement commencing no later than thirty (30) days following the closing of the merger between OneUp and Liberator to register such shares. As of the date of the merger between WES and Liberator, Liberator did not file a registration statement to register such shares. Following the merger, the obligation to register such securities are the obligations of the Company. To date, we have not filed a registration statement to register such shares. There are no penalties associated with the delay in satisfying such registration obligations.

On September 2, 2009, the Company issued 250,000 warrants to Belmont Partners LLC in conjunction with the purchase of majority control of WES by Liberator, which warrants are exercisable for an aggregate 250,000 shares of common stock at a fixed price of $.25 per share. The warrants were fully vested when granted and expire on September 2, 2012. Pursuant to the terms of warrant, Liberator was required to, promptly after the issuance of the warrant, register 100% of the shares of common stock underlying the warrants. As of the date of the merger between WES and Liberator, WES did not file a registration statement to register such shares.  Following the merger, the obligation to register such securities are the obligations of the Company.  To date, we have not filed a registration statement to register such shares.  There are no penalties associated with a delay in satisfying such registration obligations.

Pursuant to a private placement memorandum and subscription agreement, on January 29, 2010, the Company issued 1,000,000 shares of restricted common stock to 12 individuals and entities in the aggregate amount of $300,000. In connection with this financing, the Company issued New Castle Financial Services (“New Castle”) 100,000 shares of restricted common stock. The purchaser of the Company’s common stock and New Castle have unlimited “piggyback” registration right with respect to future registration statements filed by the Company with respect to its common stock, As of the date of the merger between WES and Liberator, the Company did not file a registration statement to register such shares.  To date, we have not filed a registration statement to register such shares.  There are no penalties associated with a delay in satisfying such registration obligations.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated herein by reference.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Florida.  Florida law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Florida law requires that the determination that indemnification is proper in a specific case must be made by: (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Article VII of our By-laws provides that:

(a) no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except with respect to (i) a breach of the director’s loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law or (iv) a transaction from the director derived an improper personal benefit; and

(b) the Company shall indemnify to the fullest extent permitted by law each person that such law grants to the Company power to indemnify.

Any amendment to or repeal of our Articles of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities

On October 19, 2009, the Company issued 60,932,981 shares of our common stock in exchange for 100% of the issued and outstanding common stock shares of Liberator to the holders of such Liberator shares pursuant to a merger and recapitalization agreement entered into with Liberator.  Additionally, we are to issue 4,300,000 shares of our preferred stock shares in exchange for 100% of the issued and outstanding preferred stock of Liberator, Inc. to the holders of such Liberator shares.  We relied on an exemption from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as the transaction was by the issuer, the Company, not involving a public offering.  We did not offer or sell the securities by any form of general solicitation or general advertising, all communications being directly with the parties to the merger transaction, nor was an underwriter involved in the sale.

Pursuant to a private placement memorandum and subscription agreement, on January 29, 2010, the Company issued 1,000,000 shares of common stock to 12 individuals and entities in the aggregate amount of $300,000.  All of the shares were sold to “accredited investors” as defined in 501(a) of the Securities Act.  We relied on an exemption from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as the transaction was by the issuer, the Company, not involving a public offering.  We did not offer or sell the securities by any form of general solicitation or general advertising, nor was an underwriter involved in the sale.

Pursuant to an engagement letter with New Castle Financial Services, on January 29, 2010, the Company issued 100,000 shares of common stock to New Castle Financial Services with respect to investment banking and financial services performed by New Castle Financial Services in connection with the above-described private placement. Such securities were not registered under the Securities Act. We relied on an exemption from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as the transaction was by the issuer, the Company, not involving a public offering.  We did not offer or sell the securities by any form of general solicitation or general advertising, nor was an underwriter involved in the sale.

Item 4.01  Change in Registrant’s Certifying Accountant

On October 19, 2009, we terminated Randall N. Drake, CPA, PA (“Drake”) as our independent registered public accounting firm in connection with the merger.  We engaged a new independent registered public accounting firm, Gruber & Company LLC (“Gruber”) who provided the audit of Liberator, Inc.  Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we report as follows:

(a)	(i)	Drake was terminated as our independent registered public accounting firm effective on October 19, 2009.

(ii)
For the two most recent fiscal years ended December 31, 2008 and 2007, Drake’s report on the financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, other than for a going concern.

(iii)	The termination of Drake and engagement of Gruber was approved by our Board of Directors.

(iv)
We and Drake did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the fiscal years ended December 31, 2008 and 2007, and subsequent interim period from January 1, 2009 through the date of dismissal on October 19, 2009, which disagreements, if not resolved to the satisfaction of Drake, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

(v)
During our fiscal years ended December 31, 2008 and 2007, and subsequent interim period from January 1, 2009 through the date of dismissal on October 19, 2009, we did not experience any reportable events.

(b)	On October 19, 2009, we engaged Gruber to be our independent registered public accounting firm.

(i)
Prior to engaging Gruber, we had not consulted Gruber regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on our financial statements or a reportable event, nor did we consult with Gruber regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

(ii)	We did not have any disagreements with Drake and therefore did not discuss any past disagreements with Drake.

(c)
We have requested Drake to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by us regarding Drake. Attached hereto as Exhibit 16.1 is a copy of Drake’s letter to the SEC dated October 19, 2009.

Item 5.01  Changes in Control of Registrant

As explained more fully in Item 2.01, on October 19, 2009, the Liberator Common Shares were converted, into one share of the Company’s common stock, $0.01 par value, which, after giving effect to the merger with Liberator, equaled, in the aggregate, 98.4% of the total issued and outstanding common stock of the Company (the “WES Common Stock”).  Pursuant to the Merger and Recapitalization Agreement, the Liberator Preferred Shares were to be converted into one share of the Company’s preferred stock with the provisions, rights, and designations set forth in the agreement (the “WES Preferred Stock”).  On the closing date, the Company was not authorized to issue any preferred stock and therefore pursuant to the agreement, it was agreed that within ten (10) days of the closing date the Company will file an amendment to its Articles of Incorporation authorizing the issuance of the WES Preferred Stock, and at such time the WES Preferred Stock will be exchanged pursuant to the terms of the agreement.

As explained more fully in the above Item 2.01, on October 19, 2009, we acquired Liberator in a merger transaction that was structured as a share exchange. In connection with the merger of Liberator on the closing date, the officers and directors of the Company remained the same.

Item 5.03  Amendments to the Articles of Incorporation; Change in Fiscal Year

On October 19, 2009, we entered into a Merger and Recapitalization Agreement with Liberator, Inc., a privately held Nevada corporation (“Liberator”).  On October 19, 2009, the Company consummated the transactions contemplated by the agreement. Pursuant to the agreement, Liberator and the Company merged and all of the issued and outstanding common stock of Liberator was exchanged for an aggregate of 60,932,981 shares of the Company’s common stock.  In addition, all of the issued and outstanding shares of preferred stock of Liberator was exchanged for 4,300,000 shares of preferred stock of the Company.  WES Consulting, Inc. is the surviving corporation; all business operations of the Company are now the business operations of Liberator.  Prior to the merger, the Company’s fiscal year end was December 31, and the fiscal year end of Liberator was June 30.

Accordingly, and following the interpretive guidelines of the Commission, the Company has elected to formally change its fiscal year end to the fiscal year end of Liberator.  On October 19, 2009, the Board of Directors of the Company acted by unanimous written consent to change the Company’s fiscal year end from December 31 to June 30. As a result of the interpretive guidelines of the Commission referenced above, no transition report is required in connection with such change in fiscal year end. Accordingly, the Company intends to file an annual report on Form 10-K for the year ended June 30, 2010.

Item 9.01  Financial Statements and Exhibits

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

The Audited Consolidated Financial Statements of Liberator, Inc. as of June 30, 2008 and 2009 are filed as Exhibit 99.1 to this current report.

 (b) PRO FORMA FINANCIAL INFORMATION.

The unaudited condensed combined pro forma statement of operations for the year ended June 30, 2009 and the unaudited condensed combined pro forma balance sheet as of June 30, 2009 are filed as Exhibit 99.2 to this current report.

(d) EXHIBITS

Exhibit No.	Description
2.1
Merger and Recapitalization Agreement between WES Consulting, Inc., the majority shareholder of WES Consulting, Inc., Liberator, Inc., and the majority shareholder of Liberator, Inc., dated as of October 19, 2009 (2)

2.2
Stock Purchase and Recapitalization Agreement between OneUp Acquisition, Inc., Remark Enterprises, Inc., OneUp Innovations, Inc., and Louis S. Friedman, dated March 31, 2009 and fully executed on April 3, 2009 *

2.3	Amendment No. 1 to Stock Purchase and Recapitalization Agreement, dated June 22, 2009 *
3.1	Articles of Incorporation for WES Consulting, Inc. (1)
3.2	Bylaws of WES Consulting, Inc. (1)
3.3	Articles of Incorporation for Liberator, Inc. *
3.4	Bylaws of Liberator, Inc. (2)
4.1	Common Stock Purchase Warrant issued by Liberator, Inc. to Hope Capital, Inc. on June 26, 2009 *
4.2	Common Stock Purchase Warrant issued by Liberator, Inc. to New Castle Financial Services LLC on June 26, 2009 *
4.3	3% Convertible Note Due August 15, 2012 issued by Liberator, Inc. to Hope Capital, Inc. on June 24, 2009 *
4.4	3% Convertible Note Due September 2, 2012 issued by Liberator, Inc. to Hope Capital, Inc. on September 2, 2009 *
4.5	Common Stock Purchase Warrant issued to Belmont Partners LLC on September 2, 2009 *
10.1	Distribution Agreement between OneUp Innovations, Inc. and InJoy Innovations Pty Ltd., dated May 12, 2008 *
10.2	Distribution Agreement between OneUp Innovations, Inc. and Ong S.C. Ian, dated May 21, 2008 *
10.3	Distribution Agreement between OneUp Innovations, Inc. and UpOne Trading B.V., dated May 31, 2008 *
10.4	Distribution Agreement between OneUp Innovations, Inc. and Freedom Worldwide Limited, dated June 2, 2008 *

10.5	Distribution Agreement between OneUp Innovations, Inc. and Dahlab Pascal, dated October 20, 2008 *
10.6	Distribution Agreement between OneUp Innovations, Inc. and TRE PI SRL, dated January 12, 2009 *
10.7	Lease Agreement between Bedford Realty Company, LLC and OneUp Innovations, Inc., dated September 26, 2005 *
10.8	Written Description of Oral Agreement between OneUp Innovations, Inc. and Downshire Capital, dated March 11, 2009 *
10.9	Receivables Financing Agreement between Advance Financial Corporation and OneUp Innovations, Inc., dated March 19, 2008 *
10.10	Credit Cash Receivables Advance Agreement between CC Funding and OneUp Innovations, Inc., dated June 25, 2008 *
10.11	Irrevocable Standby Letter of Credit issued by Fidelity Bank to Bedford Realty Company, LLC for the account of OneUp Innovations, Inc., dated September 29, 2005 *
10.12	Common Stock Purchase Agreement dated September 2, 2009 by and between Liberator, Inc, Belmont Partners, LLC, and WES Consulting, Inc. *
10.13	Written Description of Oral Agreement between OneUp Innovations, Inc. and Louis S. Friedman, dated January 1, 2005 *
10.14	Written Description of Oral Agreement between OneUp Innovations, Inc. and Leslie Vogelman, dated June 23, 2006 *
10.15	Written Description of Oral Agreement between OneUp Innovations, Inc. and Don Cohen, dated July 25, 2008 *
10.16	Guaranty by Louis Friedman, dated June 25, 2008 *
10.17	Engagement Letter between WES Consulting, Inc. and New Castle Financial Services LLC, dated December 14, 2009 *
10.18	Form of WES Subscription Agreement *
10.19	Form of Liberator Subscription Agreement *
10.20	Loan and Security Agreement between Entrepreneur Growth Capital LLC and OneUp Innovations, Inc and Foam Labs, Inc., dated November 10, 2009. *
16.1	Letter from Randall N. Drake, CPA PA (2)
21.1	Subsidiaries *
99.1	Audited Consolidated Financial Statements of Liberator, Inc. as of June 30, 2008 and 2009 (2)
99.2	Unaudited condensed combined pro forma statement of operations for the year ended June 30, 2009 and the unaudited condensed combined pro forma balance sheet as of June 30, 2009 *
99.3	Press Release (2)
99.4	WES Consulting, Inc. 2009 Stock Option Plan *
99.5	Unaudited Financial Statements of Liberator, Inc. as of September 30, 2009 and for the three months ended September 30, 2009 and 2008 *

* Filed herewith.

(1)	Filed on March 2, 2007 as an exhibit to our Registration Statement on Form SB-2, and incorporated herein by reference.
(2)	Filed on October 22, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WES Consulting, Inc.

Date: March 24, 2010	By:	/s/ Louis S. Friedman
Louis S. Friedman
Chief Executive Officer and President